Exhibit 99.1

PRESS RELEASE	Franklin Street Properties Corp.

401 Edgewater Place ● Suite 200 ● Wakefield, Massachusetts 01880 ● (781) 557-1300 ● www.fspreit.com

Contact: Georgia Touma (877) 686-9496	For Immediate Release

Franklin Street Properties Corp. Elects New Director
to Board of Directors

Wakefield, MA - February 8, 2022 - Franklin Street Properties Corp. (the “Company”, “FSP”, “we” or “our”) (NYSE American:  FSP), a real estate investment trust (REIT), today announced the election of Milton P. Wilkins, Jr. to its Board of Directors (the “Board”), effective as of February 16, 2022. In addition, the Board appointed Mr. Wilkins to serve as a member of the Audit Committee, effective as of February 16, 2022. With the addition of Mr. Wilkins to the Board effective as of February 16, 2022, the Board will be comprised of eight directors, seven of whom are independent.

Mr. Wilkins has served as an investment advisor with RBF Wealth Advisors in St. Louis, Missouri, since 1997. Mr. Wilkins also served concurrently from 2003 to 2015 with Hammond Associates/Mercer Investment Consulting as an institutional investment consultant. Prior to joining RBF Wealth Advisors, Mr. Wilkins served in various positions at Monsanto Corporation from 1976 to 1986 and from 1989 to 1997, including as Vice President of Corporate Development in the corporate mergers and acquisition group. Mr. Wilkins currently serves as Chairman of the St. Louis County Employees Retirement Board (pension plan), a member of the Investment Committee of the Archdiocese of St. Louis, and a member of the Board of Directors of the Nine PBS public television station in St. Louis. Mr. Wilkins holds a M.B.A. degree from the Harvard Graduate School of Business Administration and a Bachelor of Arts degree from Morehouse College.

George J. Carter, Chairman of the Board and Chief Executive Officer, commented as follows: “We are delighted to welcome Milton to the FSP Board of Directors. We know that the breadth of his experience will make him a valuable contributor to our Board.”

Today’s news release, along with other news about Franklin Street Properties Corp., is available on the Internet at www.fspreit.com. We routinely post information that may be important to investors in the Investor Relations section of our website. We encourage investors to consult that section of our website regularly for important information about us and, if they are interested in automatically receiving news and information as soon as it is posted, to sign up for E-mail Alerts.

About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on infill and central business district (CBD) office properties in the U.S. Sunbelt and Mountain West, as well as select opportunistic markets. FSP seeks value-oriented investments with an eye towards long-term growth and appreciation, as well as current income. FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes. To learn more about FSP please visit our website at www.fspreit.com.